Exhibit 99.1

For additional information, contact:

Robert Davis

President and Chief Executive Officer

610.603.7212

Edward Barrett

Executive Vice President,

Chief Financial Officer

610-603-7251

NASDAQ:  VIST

www.VISTfc.com

For Immediate Release

April 23, 2010

VIST Financial Raises $5.2 Million in New Capital

Wyomissing, PA: VIST Financial Corp. (NASDAQ: VIST) announced today that it has entered into purchase agreements which will raise $5.2 million in new capital through the issuance of 644,000 shares of common stock to two institutional investors who specialize in the banking sector, at a price of $8.00 a share.

“While our Board of Directors and Senior Management have full confidence in the financial strength of VIST Financial, we believe the ability to raise $5.2 million in new capital with seasoned bank investors sends a positive message about our loan loss reserve levels and capital in today’s economic environment”, stated Robert D. Davis, President and Chief Executive Officer.  “The modest capital raise allows us to take advantage of market opportunities, anticipates new regulatory capital guidelines and provides us with a capital cushion if the economy does not improve as expected”, Davis added.

“Although we had indications of interest to purchase an additional 600,000 to 900,000 shares at $8.00, we declined to increase our shares outstanding”, stated Edward C. Barrett, Executive Vice President and Chief Financial Officer.  “We believe it would not have been in the best interest of our existing shareholders to unnecessarily dilute their ownership at the current stock price”, he added.  “We anticipate by year end 2010 this placement coupled with the sale of our interest in First HSA, LLC announced on April 19, 2010 should result in an increase in our tangible book value per share and only slight earnings per share dilution”, Barrett added.

The two investors are Emerald Advisers, Inc. Lancaster, PA and Battlefield Capital Management, Valley Forge, PA both well respected bank investors.  Battlefield, managed by James Weaver, formerly with Dearden Maguire Weaver & Barrett is affiliated with Griffin Financial, Reading PA who served as the placement agent for VIST Financial.  The investment by Emerald Advisers, Inc. is conditioned on the filing and effectiveness of a Form S-3 registration statement covering the 322,000 shares placed with Emerald. The investment by Battlefield is conditioned on the Emerald closing.  “We are pleased to have both firms as shareholders and appreciate their confidence in VIST Financial”, stated Mr. Davis.

VIST Financial is a $1.3 billion diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments and wealth management services throughout Berks, Southern Schuylkill, Montgomery, Delaware, and Philadelphia Counties. To learn more visit www.vistfc.com.

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.